UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 29, 2012

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 29, 2012, American Tower Corporation (the “Company”) entered into a loan agreement for a new $750.0 million unsecured term loan credit facility (the “Term Loan”) with The Royal Bank of Scotland plc, as Administrative Agent, Royal Bank of Canada and TD Securities (USA) LLC, as Co-Syndication Agents, JPMorgan Chase Bank, N.A. and Morgan Stanley MUFG Loan Partners, LLC, as Co-Documentation Agents, RBS Securities Inc., RBC Capital Markets, LLC and TD Securities (USA) LLC, as Joint Lead Arrangers and Joint Bookrunners, J.P. Morgan Securities LLC and Morgan Stanley MUFG Loan Partners, LLC, as Joint Bookrunners, and lenders that are signatories thereto. The borrower under the Term Loan is the Company. The Term Loan has a term of five years and matures on June 29, 2017. All amounts will be due and payable in full at maturity. The Term Loan does not require amortization of principal and may be paid prior to maturity in whole or in part at the Company’s option without penalty or premium.

The Company received net proceeds of approximately $746.4 million from the Term Loan, used approximately $632.0 million to repay certain existing indebtedness under the Company’s $1.0 billion unsecured revolving credit facility entered into in January 2012 (the “2012 Credit Facility”) and will use the remainder for general corporate purposes. The basis for determining interest rates for the Term Loan is determined at the option of the Company with the margin ranging between 1.25% to 2.50% above the LIBOR rate for LIBOR based borrowings or between 0.25% to 1.50% above the defined base rate for base rate borrowings, in each case based upon the Company’s debt ratings. The Term Loan has a current interest rate of LIBOR plus 1.75%.

The Term Loan contains certain financial ratios and operating covenants and other restrictions (including limitations on additional debt, guaranties, sales of assets and liens) with which the Company must comply that are substantially consistent with the 2012 Credit Facility, including the following three financial maintenance tests (each of the capitalized terms, as defined in the loan agreement for the Term Loan):

•	a consolidated total leverage ratio (Total Debt to Adjusted EBITDA) of not greater than 6.00 to 1.00 for the Company and its subsidiaries (other than unrestricted subsidiaries);

•	a consolidated senior secured leverage ratio (Senior Secured Debt to Adjusted EBITDA) of not greater than 3.00 to 1.00 for the Company and its subsidiaries (other than unrestricted subsidiaries); and

•	an interest coverage ratio (Adjusted EBITDA to Interest Expense) of not less than 2.50 to 1.00 for the Company and its subsidiaries (other than unrestricted subsidiaries).

Any failure to comply with the financial and operating covenants of the Term Loan would constitute a default, which could result in, among other things, the amounts outstanding, including all accrued interest, becoming immediately due and payable.

The foregoing is only a summary of certain provisions of the Term Loan and is qualified in its entirety by the terms of the loan agreement for the Term Loan, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

On July 2, 2012, the Company issued a press release announcing that it had entered into the Term Loan, a copy of which is filed herewith as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated July 2, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION

Date: July 2, 2012	By:	/s/ THOMAS A. BARTLETT
Thomas A. Bartlett

Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated July 2, 2012.